Exhibit (c)(2)(B)

Project Storage

Discussion Materials for the Special Committee

February 23, 2004

Strictly Private and Confidential

Table of Contents

I. Situation Overview 2

II. Marketing Status Update 5

III. Illustrative Timeline 7

Situation Overview

Introduction

Mesirow Financial is pleased to provide The Special Committee of the Board of Directors (“The Special Committee”) with an update regarding Jim Tennant’s contemplated acquisition of Home Products International, Inc. (“Home Products”) and our related remarketing efforts

Mr. Tennant’s proposal was made after the market’s close on February 5, 2004. On the following day, we began contacting prospective strategic and financial buyers. In addition, we prepared and are distributing to interested prospective buyers an Executive Summary which we are “wrapping around” the Company’s public SEC documents (10-K, Annual Report, 10-Q, Proxy Statement, and related Press Release)

We were notified two weeks ago by the Company’s senior management that its financial results for fiscal 2003 were going to materially differ from the previously forecasted full year results

We have spent time with the Company’s senior management team to understand these changes

We have also discussed some of the drivers for these changes with The Special Committee

We have presented the actual 2003 results vs. the previously forecasted results in these materials

The results are better than forecasted (albeit a surprise), which we view as a positive. However, the results were driven mostly by non-operating factors

We have also presented a status report on our remarketing efforts to date

We have contacted 21 prospective strategic buyers, 6 financial buyers with strategic portfolio companies and 14 prospective financial buyers

We have sent out 22 confidentiality agreements of which 7 have been signed

15 parties have indicated that they are not interested, while 26 parties are still considering the opportunity

To date, we have sent out 7 sets of marketing materials

Situation Overview

Analysis of 2003 Results and Transaction Statistics

$ millions	Est. 2003	Actual 2003	2003 Results versus 2003E +/-	% Change	Comments
Total Gross Sales	$244.5	$248.3	$3.8	1.6%	- Increase driven by $2.3 million increase in sales at Kmart versus forecast.
Discounts, Returns & Allowances	(17.4)	(14.7)	2.7	(15.5%)	- Increase is a result of increase in trade promotions and allowances decreasing to 4.1% of gross sales compared to 7.4% the previous year.
Net Sales	227.1	233.6	6.5	2.9%	
Cost of Goods Sold	194.8	196.1	1.4	0.7%	- COGS increased less than sales due to favorable physical inventory results and better planning.
Gross Profit	32.4	37.5	5.1	15.8%	
Selling, General & Administrative	30.1	29.9	(0.1)	(0.5%)	
Amortization of Intangibles	0.5	0.5	0.0	0.0%	
Total Operating Expenses	30.6	30.4	(0.1)	(0.5%)	
EBIT	$1.8	$7.0	$5.3	298.7%	
Depreciation & Amortization	9.0	8.9	(0.0)	(0.5%)	
EBITDA	$10.7	$16.0	$5.2	48.6%	
Adjustments made to reflect one-time, non-business expense					
Plus: Other Income (Expense)	(0.2)	(0.1)	0.0	(24.5%)	
EBIT	1.6	6.9	5.3	329.8%	
EBITDA	10.6	15.9	5.3	49.7%	

ENTERPRISE VALUE

$MM, except per share data	
Offer Price	$1.50
Diluted Shares	7.9
Equity Value	$11.8
Plus: Total Debt (@12/31/03)	$130.5
Less: Cash (@12/31/03)	(0.8)
Net Debt	$129.8
Enterprise Value	$141.5

VALUATION MULTIPLE ANALYSIS

$MM, except per share data	Notional Data	EV / Notional Data
2003E:		
Net Sales	$233.6	0.61x
EBITDA	16.0	8.9x
EBITDA (Adjusted)[1]	19.4	7.3x
EBIT	7.0	20.1x
EBIT (Adjusted)[1]	10.5	13.5x
2004P:		
Net Sales	$223.7	0.63x
EBITDA	14.0	10.1x
EBIT	5.6	25.1x

[1] 2003 adjusted EBITDA adds back $2.8MM in expenses related to Eagan plant and $0.65MM in one-time Kmart insurance.

HOMZ THE SIMPLE CHOICE

3

Mesirow Financial INVESTMENT BANKING

Situation Overview

Historical Stock Price and Volume Charts

Since Announcement Date of Feb. 5, 2004

Price Volume (MM) $1.65 0.18 0.16 $1.55 0.14 0.12 $1.45 0.10 0.08 $1.35 0.06 $1.25 0.04 0.02 $1.15 0.00 2/5/2004 2/10/2004 2/15/2004 2/20/2004

Last 6-Months

Price Volume (MM) $2.00 0.18 0.16 $1.80 0.14 0.12 $1.60 0.10 0.08 $1.40 0.06 $1.20 0.04 0.02 $1.00 0.00 8/21/2003 10/21/2003 12/21/2003 2/20/2004

From October 1, 2003

Price Volume (MM) $1.90 0.18 $1.80 0.16 $1.70 0.14 $1.60 0.12 $1.50 0.10 $1.40 0.08 $1.30 0.06 $1.20 0.04 $1.10 0.02 $1.00 0.00 10/1/03 11/18/2003 1/4/2004 2/20/2004

Last 12-Months

Price Volume (MM) $4.50 0.18 $4.00 0.16 0.14 $3.50 0.12 $3.00 0.10 $2.50 0.08 0.06 $2.00 0.04 $1.50 0.02 $1.00 0.00 2/21/2003 5/23/2003 8/22/2003 11/21/2003 2/20/2004

Marketing Status Update

Review of Interested Parties

Company Name	CA Sent	OM Sent	Comments
Centre Partners Management LLC/Salton Inc.	✓	✓	Sent out book this week. Very interested.
Gordon Brothers Group	✓	✓	Negotiating CA, highly interested.
HoMedics, Inc	✓	✓	Very interested, sent OM to their counsel.
Kohlberg & Co./Katy Industries	✓	✓	Spoke to Kohlberg. Very Interested.
Lifetime Hoan Corporation	✓	✓	Spoke to CEO & Board member. Seemed interested.
Saunders Karp & Megrue/Home Organizers	✓	✓	Know very well. Very interested.
Wilton Industries, Inc.	✓	✓	Speaking with CEO. Might not be a strategic fit.
Applica Incorporated	✓		LVM for Senior VP
Audax Group	✓		Spoke with VP Bus Dev, interested. Moving along internally.
Carlyle Group	✓		LVM as follow-up with MD.
Cerberus Group	✓		Spoke with MD, they have interest. Completing CA negotiation.
Fortune Brands	✓		Discussing internally first. Followed up with VM.
Groupe SEB SA	✓		Contact via email has been made.
Jordan Industries	✓		Very interested, has significant Asian manufacturing operations. Received mark-up of CA.
Keter Plastics	✓		Interested, negotiating CA.
Knape & Vogt Manufacturing Co.	✓		Contact is traveling, will be back next week.
Leonard Green & Partners, LP	✓		Spoke to MD. Still considering.
Newell Rubbermaid	✓		Spoke with Head of Bus Dev and seemed interested. Left follow up VM.
Sun Capital Partners	✓		Negotiating CA. Very interested.
Shareholder (Matt Ericksen)	✓		Not likely.
De'Longhi S.p.A.			LVM with President
Electrolux AB			LVM with Executive VP
Fiskars Corporation			LVM with President
Jarden Corporation			LVM for CEO. Probably not a fit.
Meyers Industries			LVM with President
Thoma Cressy			Discussing internally first.
	20	**7**	

HOMZ THE SIMPLE CHOICE

5

Mesirow Financial INVESTMENT BANKING

Marketing Status Update

Review of Not Interested Parties

CA OM

Company Name Sent Sent Comments

KPS Special Situation Funds Not interested. Would consider backing the CEO.

SC Johnson & Sons, Inc. Not interested due to poor gross margins versus its products.

Brockway Moran & Partners, Inc. Not interested. Too difficult a situation.

Emerson Electric/ Closet Maid Not interested. Spoke to Head of Bus Dev.

Freudenberg Household Products Not interested. No reason given.

Glencoe Capital Not interested in competing against CEO. Too difficult.

Goldman Sachs/Berry Plastics Not interested because Berry just made other acquisition and is in the midst of integration.

Lakeshore Private Equity/Packaging Dynamics Not interested after reviewing public information. Too difficult.

Masco Corporation Not interested due to lack of product overlap.

Sterilite Corporation Not interested. No reason given.

Swander Pace Not interested. Looked at it in the past, does not like industry dynamics.

The Clorox Company Not interested because of low brand recognition.

Westar Capital/Igloo Not interested, does not like commodity nature of business.

Wind Point Partners Not interested, overly leveraged.

Zuma Capital Partners, LLC Not interested.

2 0

Illustrative Timeline

February 2004 March 2004 April 2004 May 2004 June 2004 July 2004

S M T W T F S S M T W T F S S M T W T F S S M T W T F S S M T W T F S S M T W T F S

1 2 3 4 5 6 7 1 2 3 4 5 6 1 2 3 1 1 2 3 4 5 1 2 3

8 9 10 11 12 13 14 7 8 9 10 11 12 13 4 5 6 7 8 9 10 2 3 4 5 6 7 8 6 7 8 9 10 11 12 4 5 6 7 8 9 10

15 16 17 18 19 20 21 14 15 16 17 18 19 20 11 12 13 14 15 16 17 9 10 11 12 13 14 15 13 14 15 16 17 18 19 11 12 13 14 15 16 17

22 23 24 25 26 27 28 21 22 23 24 25 26 27 18 19 20 21 22 23 24 16 17 18 19 20 21 22 20 21 22 23 24 25 26 18 19 20 21 22 23 24

29 28 29 30 31 25 26 27 28 29 30 23 24 25 26 27 28 29 27 28 29 30 25 26 27 28 29 30 31

30 31

By March 5th Contacting Potential Buyers

Distributing OM

Receive Preliminary Indications of Interest

Weeks of 2/23 – 4/9 Buyer Due Diligence

Management Presentations

Data Room Review

Discussions with Bondholders

By April 23rd Definitive Bids Due

By April 30th Execution of Definitive Agreement

May, June and July (if nec.) Proxy Statement Dissemination

Shareholder Vote

Closing

2/9 3/4 3/29 4/22 5/17 6/11 7/5 7/30